UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2009

TIGERLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-16449	94-3046892
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

25A Technology Drive

Irvine, CA 92618

(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code: (949) 442-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On December 7, 2009, TigerLogic Corporation (the “Company”) entered into an amendment (the “Lease Amendment”) to its lease agreement dated November 9, 2004 (the “Lease”) between the Company, as tenant, and The Irvine Company LLC, as landlord, relating to the Company’s headquarters in Irvine, California, located at 25A Technology Drive. The Lease Amendment amends and modifies the prior Lease as follows: (a) the landlord will perform, at its sole cost, certain tenant improvements in the approximately 15,000 square foot portion of the premises known as “Suite 100”; (b) the original prior term for the Suite 100 will expire on February 28, 2010 (instead of October 31, 2010), and will thereafter be extended to October 31, 2015; (c) the Lease will completely terminate as to the approximately 14,000 square foot portion of the premises known as “Suite 200” on the later of (i) February 28, 2010, or (ii) two weeks after substantial completion of the tenant improvements in Suite 100 (subject to adjustment for any tenant delay); and (d) commencing on March 1, 2010, the base rental rate due for the Suite 100 will be reduced from $1.56 per square foot to $1.20 per square foot, with annual increases of $0.10 per square foot for each year of the term of the Lease Amendment (with an adjustment to fair market rent during any extension term thereafter). Commencing March 1, 2010, the base rent for the premises will be approximately $18,000 per month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIGERLOGIC CORPORATION

Dated: December 11, 2009	By:	/s/ THOMAS LIM
Thomas Lim
Chief Financial Officer